Exhibit 99.1

Press Release

AVIS BUDGET GROUP REPORTS INCREASED REVENUE

AND EARNINGS FOR THIRD QUARTER 2010

•	Revenue totaled $1.5 billion, an increase of 3% year-over-year.

•	Adjusted EBITDA, excluding certain items, increased 33% and improved 320 basis points as a percentage of revenue.

•	Net income increased 58% compared with the prior year.

Parsippany, N.J., November 3, 2010 – Avis Budget Group, Inc. (NYSE: CAR) today reported results for its third quarter, which ended September 30, 2010. The Company had revenue of $1.5 billion, an increase of 3% versus third quarter 2009, and net income of $90 million, an increase of 58% versus third quarter 2009.

Third quarter Adjusted EBITDA was $219 million compared with $165 million in third quarter 2009, excluding restructuring and transaction-related costs. Net income was $97 million, compared with net income of $69 million in third quarter 2009, excluding restructuring and transaction-related costs. All three of the Company’s operating segments reported growth in Adjusted EBITDA and margins.

“We delivered strong earnings growth this quarter, driven by positive volume growth and our vigilant focus on cost containment,” said Ronald L. Nelson, Avis Budget Group Chairman and Chief Executive Officer. “Rental day trends turned positive this quarter as demand from both commercial and leisure customers continued to strengthen, and margins expanded significantly, reflecting our emphasis on profitable transactions, our permanently lowered fixed cost base and lower fleet costs.”

Executive Summary

In the third quarter, total car rental revenues increased 3% year-over-year, driven primarily by a 4% increase in rental days. While our average daily rate declined 2% year-over-year, reflecting difficult comparisons to last year’s price growth, our average daily rate in third quarter 2010 was 6% higher than in 2008. In addition, ancillary revenues increased 3% per rental day in the quarter compared with third quarter 2009.

Our car rental depreciation costs decreased slightly due to a 5% reduction in per-unit depreciation costs and a 4% increase in our average fleet. Excluding gas, other operating expenses in domestic and international car rental decreased 220 basis points to 44.3% of revenue, principally reflecting cost-saving and productivity improvement initiatives. Selling, general and administrative costs in domestic and international car rental decreased compared to the prior year, excluding the effects of foreign currency, reflecting the benefits of our cost-saving initiatives, partially offset by higher on-line marketing expenditures.

Business Segment Discussion

The following discussion of third quarter operating results focuses on revenue and Adjusted EBITDA for each of our operating segments. Revenue and Adjusted EBITDA are expressed in millions.

Domestic Car Rental

(Consisting of the Company’s U.S. Avis and Budget car rental operations)

	2010	2009	% change
Revenue	$1,127	$1,109	2%

Adjusted EBITDA	$137	$102	34%

Revenue increased 2% primarily due to an increase in ancillary revenues. Rental days increased 4% and average daily rate decreased 4% in the quarter, reflecting difficult pricing comparisons with the prior-year third quarter. Adjusted EBITDA increased $35 million as a result of a 7% decrease in per-unit depreciation costs, 2% growth in ancillary revenues on a per-rental-day basis, and our cost-saving initiatives. Adjusted EBITDA includes $6 million of restructuring costs in third quarter 2010 compared with $1 million in third quarter 2009.

International Car Rental

(Consisting of the Company’s international Avis and Budget vehicle rental operations)

	2010	2009	% change
Revenue	$274	$250	10%

Adjusted EBITDA	$62	$56	11%

Revenue increased 10% primarily due to a 3% increase in rental days and a 4% increase in average daily rate. Excluding foreign-exchange effects, average daily rate declined 2%, and ancillary revenues increased 7% per rental day. Adjusted EBITDA increased 11% year-over-year primarily due to increased revenues and a $3 million favorable impact from exchange-rate movements.

Truck Rental

(Consisting of the Company’s Budget Truck rental business)

	2010	2009	% change
Revenue	$111	$106	5%

Adjusted EBITDA	$19	$13	46%

Truck rental revenue increased 5% due to a 5% increase in rental days and a 1% increase in average daily rate. Adjusted EBITDA improved primarily as a result of increased revenue and lower fleet costs, as our average rental fleet declined 10%.

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Other Items

•

Potential Acquisition of Dollar Thrifty – The Company continues to pursue the acquisition of Dollar Thrifty Automotive Group, Inc. (NYSE: DTG), the fourth largest car rental company in the United States. Avis Budget Group and Dollar Thrifty have agreed to cooperate in order to obtain antitrust clearance for the proposed acquisition. In the third quarter, we incurred $5 million of expense related to this potential transaction.

•

Fleet Negotiations – The Company has largely completed its negotiations with its vehicle suppliers for the purchase of model-year 2011 vehicles. Based on these negotiations, the Company expects that no single manufacturer will account for more than approximately 30% of its U.S. rental car fleet, that model-year 2011 per-unit vehicle depreciation costs will be consistent with, and possibly lower than, the prior model-year costs, and that vehicles obtained under manufacturer repurchase programs will continue to represent approximately half of its average vehicle fleet.

•

Resolution of Tax Audit – In the third quarter, the Company and the Internal Revenue Service finalized the audit of the Company’s tax returns for 2003 through 2006, as expected. The Company made payments to the IRS in conjunction with the audit, all of which were funded by its former Realogy and Wyndham subsidiaries. In connection with the conclusion of the audit, Wyndham reimbursed the Company $86 million for certain tax attributes, which the Company had not expected to utilize until 2014 or later.

•

Co-Marketing Agreements – Over the last several months, the Company has signed a number of significant marketing affiliations with leading global travel providers. These new and expanded agreements give us access to millions of leisure and business travelers and are expected to generate incremental rental volumes for Avis and Budget.

Outlook

The Company expects year-over-year volume increases to continue in the fourth quarter and plans to keep the size of its rental fleet in line with rental demand. The Company also expects year-over-year pricing comparisons to remain challenging in the fourth quarter due to the substantial leisure price increases achieved last year.

The Company estimates its domestic vehicle depreciation costs will decline 9-11% on a per-unit basis in 2010. The Company is continuing its efforts to reduce costs and enhance productivity and expects that its cost-saving initiatives will provide $60-70 million of incremental savings in 2010 compared to 2009, bringing the total annual savings from the Company’s actions to $475-485 million in 2010.

Investor Conference Call

Avis Budget Group will host a conference call to discuss third quarter results on November 4, 2010, at 9:00 a.m. (ET). Investors may access the call live at www.avisbudgetgroup.com or by dialing (210) 234-0038 and providing the access code “Avis Budget.” Investors are encouraged to dial in approximately 10 minutes prior to the call. A web replay will be available at www.avisbudgetgroup.com following the call. A telephone replay will be available from 2:00 p.m. (ET) on November 4 until 8:00 p.m. (ET) on November 11 at (402) 280-9983, access code: “Avis Budget.”

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About Avis Budget Group, Inc.

Avis Budget Group is a leading provider of vehicle rental services, with operations in more than 70 countries. Through its Avis and Budget brands, the Company is a leading vehicle rental company in each of North America, Australia, New Zealand and certain other regions. Avis Budget Group is headquartered in Parsippany, N.J. and has more than 21,000 employees. For more information about Avis Budget Group, visit www.avisbudgetgroup.com.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements preceded by, followed by or that otherwise include the words “believes”, “expects”, “anticipates”, “intends”, “projects”, “estimates”, “plans”, “may increase”, “forecast” and similar expressions or future or conditional verbs such as “will”, “should”, “would”, “may” and “could” are generally forward-looking in nature and not historical facts. Any statements that refer to expectations or other characterizations of future events, circumstances or results, including all statements related to future results, future fleet costs, our potential acquisition of Dollar Thrifty, and cost-saving initiatives are forward-looking statements.

Various risks that could cause future results to differ from those expressed by the forward-looking statements included in this press release include, but are not limited to, the ability and timing to consummate the potential transaction between the Company and Dollar Thrifty and the ability and timing to obtain regulatory approvals and financing (and any conditions thereto), the Company’s ability to promptly and effectively integrate the businesses of Dollar Thrifty and Avis Budget, a weaker-than-anticipated economic environment, the high level of competition in the vehicle rental industry, greater-than-expected costs for new vehicles, disposition of vehicles not covered by manufacturer repurchase programs, the financial condition of the manufacturers of our cars, lower-than-anticipated airline passenger traffic, an occurrence or threat of terrorism, a significant increase in interest rates or borrowing costs, our ability to obtain financing for our operations, including the funding of our vehicle fleet via the asset-backed securities market and the financial condition of financial-guaranty firms that have insured a portion of our outstanding vehicle-backed debt, higher-than-expected fuel costs, fluctuations related to the mark-to-market of derivatives which hedge our exposure to exchange rates, interest rates and fuel costs, the Company’s ability to meet or amend financial covenants associated with its borrowings, and the Company’s ability to accurately estimate its future results and implement its strategy for cost savings and growth. Other unknown or unpredictable factors also could have material adverse effects on Avis Budget Group’s performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this press release may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this press release. Important assumptions and other important factors that could cause actual results to differ materially from those in the forward-looking statements are specified in Avis Budget Group’s Annual Report on Form 10-K

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for the year ended December 31, 2009 and Avis Budget Group’s Quarterly Report on Form 10-Q for the three months ended June 30, 2010, included under headings such as “Forward-Looking Statements”, “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in other filings and furnishings made by the Company with the SEC from time to time. Except for the Company’s ongoing obligations to disclose material information under the federal securities laws, the Company undertakes no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events unless required by law.

This release includes certain non-GAAP financial measures as defined under SEC rules. As required by SEC rules, important information regarding such measures is contained on Table 5 to this release.

Contacts
Media Contact:	Investor Contact:
John Barrows	Neal Goldner
(973) 496-7865	(973) 496-5086
PR@avisbudget.com	IR@avisbudget.com

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Tables Follow

5

Table 1

Avis Budget Group, Inc.

SUMMARY DATA SHEET

(In millions, except per share data)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2010	2009	% Change	2010	2009	% Change
Income Statement Items
Net revenues	$1,512	$1,465	3%	$3,959	$3,971	(0%)
Income before income taxes	144	83	73%	106	11	*
Net income	90	57	58%	78	2	*
Earnings per share - Diluted	0.73	0.54	35%	0.66	0.02	*

Excluding Certain Items (non-GAAP) (A)
Net revenues	$1,512	$1,465	3%	$3,959	$3,971	(0%)
Income before income taxes	155	102	52%	164	44	*
Net income	97	69	41%	113	23	*
Earnings per share - Diluted	0.78	0.65	20%	0.94	0.21	*

	As of
	September 30, 2010	December 31, 2009
Balance Sheet Items
Cash and cash equivalents	$623	$482
Vehicles, net	7,069	5,967
Debt under vehicle programs	5,277	4,374
Corporate debt	2,128	2,131
Stockholders’ equity	373	222

Segment Results
	Three Months Ended September 30,			Nine Months Ended September 30,
	2010	2009	% Change	2010	2009	% Change
Net Revenues
Domestic Car Rental	$1,127	$1,109	2%	$2,989	$3,100	(4%)
International Car Rental	274	250	10%	687	597	15%
Truck Rental	111	106	5%	282	273	3%
Corporate and Other	—	—	*	1	1	*

Total Company	$1,512	$1,465	3%	$3,959	$3,971	(0%)

Adjusted EBITDA (B)
Domestic Car Rental	$137	$102	34%	$205	$128	60%
International Car Rental	62	56	11%	124	93	33%
Truck Rental	19	13	46%	30	12	150%
Corporate and Other	(10)	(25)	*	(21)	(36)	*

Total Company	$208	$146	42%	$338	$197	72%

Reconciliation of Adjusted EBITDA to Pretax Income
Total Company Adjusted EBITDA	$208	$146		$338	$197
Less: Non-vehicle related depreciation and amortization	24	26		70	71
Interest expense related to corporate debt, net Interest expense	40	37		122	114
Early extinguishment of debt	—	—		40	—
Impairment	—	—		—	1

Income before income taxes	$144	$83	73%	$106	$11	*

*	Not meaningful.
(A)	During the three and nine months ended September 30, 2010, we recorded certain items of $11 million and $58 million. For the three months ended September 30, 2010, these items consisted of $6 million ($4 million, net of tax) in restructuring charges and $5 million ($3 million, net of tax) of expenses related to the potential acquisition of Dollar Thrifty. For the nine months ended September 30, 2010, these items consisted of (i) $40 million ($24 million, net of tax) in expense related to the early extinguishment of corporate debt, (ii) $9 million ($5 million, net of tax) in restructuring charges, (iii) $8 million ($5 million, net of tax) of expenses related to the potential acquisition of Dollar Thrifty and (iv) $1 million ($1 million, net of tax) of expense for an adverse litigation judgment related to the acquisition of our Budget vehicle rental business in 2002.

During the three and nine months ended September 30, 2009, we recorded certain items of $19 million and $33 million, respectively. For the three months ended September 30, 2009, these items consisted of $18 million ($11 million, net of tax) for an adverse litigation judgment and $1 million ($1 million, net of tax) in restructuring charges. For the nine months ended September 30, 2009, these items consisted of (i) $18 million ($11 million, net of tax) for an adverse litigation judgment, (ii) $14 million ($9 million, net of tax) in restructuring charges and (iii) $1 million ($1 million, net of tax) for impairment of an investment.

(B)	See Table 5 for a description of Adjusted EBITDA. Adjusted EBITDA includes stock-based compensation expense and deferred financing fee amortization of $10 million and $11 million in third quarter 2010 and 2009, respectively, and $30 million and $32 million in the nine months ended September 30, 2010 and 2009, respectively.

Table 2

Avis Budget Group, Inc.

CONSOLIDATED CONDENSED STATEMENTS OF INCOME

(In millions, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Revenues
Vehicle rental	$1,145	$1,123	$2,972	$3,036
Other	367	342	987	935

Net revenues	1,512	1,465	3,959	3,971

Expenses
Operating (A)	705	731	1,956	2,020
Vehicle depreciation and lease charges, net	352	357	988	1,104
Selling, general and administrative	161	155	438	421
Vehicle interest, net	80	75	230	215
Non-vehicle related depreciation and amortization	24	26	70	71
Interest expense related to corporate debt, net
Interest expense	40	37	122	114
Early extinguishment of debt	—	—	40	—
Restructuring charges	6	1	9	14
Impairment	—	—	—	1

Total expenses	1,368	1,382	3,853	3,960

Income before income taxes	144	83	106	11
Provision for income taxes	54	26	28	9

Net income	$90	$57	$78	$2

Earnings per share
Basic	$0.88	$0.55	$0.76	$0.02
Diluted (B)	$0.73	$0.54	$0.66	$0.02

Weighted average shares outstanding
Basic	103.2	102.3	103.0	102.1
Diluted (B)	126.6	104.5	126.4	103.4

(A)	Operating expenses for the three and nine months ended September 30, 2009 include $18 million for an adverse litigation judgement.
(B)	For the three and nine months ended September 30, 2010, diluted earnings per share and diluted weighted average shares outstanding include the dilutive effect of common shares issuable upon conversion of the Company’s senior convertible debentures.

Table 3

Avis Budget Group, Inc.

SEGMENT REVENUE DRIVER ANALYSIS

	Three Months Ended September 30,			Nine Months Ended September 30,
	2010	2009	% Change	2010	2009	% Change
CAR RENTAL

Domestic Car Rental Segment
Rental Days (000’s)	20,018	19,167	4%	54,557	57,230	(5%)
Time and Mileage Revenue per Day	$43.38	$45.06	(4%)	$41.85	$42.09	(1%)
Average Rental Fleet	290,939	278,189	5%	272,723	281,707	(3%)

International Car Rental Segment
Rental Days (000’s)	3,896	3,774	3%	9,859	10,065	(2%)
Time and Mileage Revenue per Day (A)	$48.02	$46.28	4%	$47.12	$40.83	15%
Average Rental Fleet	57,330	55,101	4%	51,321	52,177	(2%)

Total Car Rental

Rental Days (000’s)	23,914	22,941	4%	64,416	67,295	(4%)
Time and Mileage Revenue per Day	$44.14	$45.26	(2%)	$42.66	$41.90	2%
Average Rental Fleet	348,269	333,290	4%	324,044	333,884	(3%)

TRUCK RENTAL SEGMENT

Rental Days (000’s)	1,143	1,089	5%	2,942	2,882	2%
Time and Mileage Revenue per Day	$78.48	$77.50	1%	$76.29	$75.01	2%
Average Rental Fleet	26,034	28,871	(10%)	26,658	29,195	(9%)

Rental days and time and mileage revenue per day are calculated based on the actual rental of the vehicle during a 24-hour period. Our calculation of rental days and time and mileage revenue per day may not be comparable to the calculation of similarly-titled statistics by other companies.

(A)	Of the change in time and mileage revenue per day, 6 percentage points and 14 percentage points are due to changes in foreign exchange rates in the three and nine months ended September 30, 2010, respectively, with time and mileage revenue per day decreasing 2 percentage points in the three months ended September 30, 2010 and increasing 1 percentage point in the nine months ended September 30, 2010, excluding foreign-exchange effects.

Table 4

Avis Budget Group, Inc.

CONSOLIDATED SCHEDULES OF CASH FLOWS AND FREE CASH FLOWS

(In millions)

CONSOLIDATED SCHEDULE OF CASH FLOWS

Nine Months Ended September 30, 2010
Operating Activities
Net cash provided by operating activities exclusive of vehicle programs	$357
Net cash provided by operating activities of vehicle programs	981

Net cash provided by operating activities	1,338

Investing Activities
Net cash used in investing activities exclusive of vehicle programs	(35)
Net cash used in investing activities of vehicle programs	(1,981)

Net cash used in investing activities	(2,016)

Financing Activities
Net cash used in financing activities exclusive of vehicle programs	(42)
Net cash provided by financing activities of vehicle programs	855

Net cash provided by financing activities	813

Effect of changes in exchange rates on cash and cash equivalents	6

Net increase in cash and cash equivalents	141
Cash and cash equivalents, beginning of period	482

Cash and cash equivalents, end of period	$623

CONSOLIDATED SCHEDULE OF FREE CASH FLOWS (A)

Nine Months Ended September 30, 2010
Pretax income	$106
Add-back of non-vehicle related depreciation and amortization	70
Add-back of early extinguishment of debt	40
Working capital and other (B)	228
Capital expenditures	(39)
Tax payments, net of refunds (C)	(22)
Vehicle programs and (gain) loss on vehicle sales (D)	(163)

Free Cash Flow	220

Early extinguishment of debt (E)	(36)
Borrowings, net	(14)
Financing costs, foreign exchange effects and other	(29)

Net increase in cash and cash equivalents (per above)	$141

(A)	See Table 5 for a description of Free Cash Flow.
(B)	Working capital and other includes a reimbursement from Wyndham of $86 million for certain tax attributes in connection with the conclusion of the IRS 2003-2006 tax audit and net separation-related inflows of $5 million.
(C)	Tax payments, net of refunds excludes $99 million in net payments reimbursed by Realogy and Wyndham.
(D)	Primarily reflects vehicle-backed borrowings (repayments) that are incremental to vehicle-backed borrowings (repayments) required to fund incremental (reduced) vehicle and vehicle-related assets.
(E)	Represents cash paid for the termination of interest rate swaps in connection with the early extinguishment of a portion of our floating rate term loan.

RECONCILIATION OF FREE CASH FLOW TO NET CASH PROVIDED BY OPERATING ACTIVITIES

Nine Months Ended September 30, 2010
Free Cash Flow (per above)	$220
Cash (inflows) outflows included in Free Cash Flow but not reflected in Net Cash Provided by Operating Activities (per above)
Investing activities of vehicle programs	1,981
Financing activities of vehicle programs	(855)
Capital expenditures	39
Proceeds received on asset sales	(11)
Early extinguishment of debt	(36)

Net Cash Provided by Operating Activities (per above)	$1,338

Table 5

Avis Budget Group, Inc.

DEFINITIONS AND RECONCILIATIONS OF NON-GAAP MEASURES

(In millions, except per share data)

The accompanying press release includes certain non-GAAP (generally accepted accounting principles) financial measures as defined under SEC rules. To the extent not provided in the press release or accompanying tables, we have provided below the reasons we present these non-GAAP financial measures, a description of what they represent and a reconciliation to the most comparable financial measure calculated and presented in accordance with GAAP.

DEFINITIONS

Adjusted EBITDA

The accompanying press release presents Adjusted EBITDA, which represents income before non-vehicle related depreciation and amortization, any impairment charge, non-vehicle related interest and income taxes. We believe that Adjusted EBITDA is useful as a supplemental measure in evaluating the aggregate performance of our operating businesses. Adjusted EBITDA is the measure that is used by our management, including our chief operating decision maker, to perform such evaluation. It is also a component of our financial covenant calculations under our credit facilities, subject to certain adjustments. Adjusted EBITDA should not be considered in isolation or as a substitute for net income or other income statement data prepared in accordance with GAAP and our presentation of Adjusted EBITDA may not be comparable to similarly-titled measures used by other companies.

A reconciliation of Adjusted EBITDA to income before income taxes can be found on Table 1 and a reconciliation of income before income taxes to net income can be found on Table 2.

Certain items

The accompanying press release and tables present Adjusted EBITDA, income before income taxes, net income and diluted earnings per share for the three and nine months ended September 30, 2010, excluding certain items. For the three months ended September 30, 2010, certain items consisted of (i) $6 million ($4 million, net of tax) for restructuring expenses and $5 million ($3 million, net of tax) of expenses related to the potential acquisition of Dollar Thrifty.

For the nine months ended September 30, 2010, certain items consisted of (i) $40 million ($24 million, net of tax) in expense related to the early extinguishment of corporate debt, (ii) $9 million ($5 million, net of tax) in restructuring charges, (iii) $8 million ($5 million, net of tax) of expenses related to the potential acquisition of Dollar Thrifty and (iv) $1 million ($1 million, net of tax) of expense for an adverse litigation judgment related to the acquisition of our Budget vehicle rental business in 2002. Reconciliations of Adjusted EBITDA and net income, excluding certain items to net income are presented below.

We believe that the measures referred to above are useful as supplemental measures in evaluating the aggregate performance of the Company. We exclude restructuring-related expenses, costs related to early extinguishment of debt and other certain items as such items are not representative of the results of operations of our business for the three and nine months ended September 30, 2010.

Reconciliation of Avis Budget Group, Inc. Adjusted EBITDA, excluding certain items to net income :

	Three Months Ended September 30, 2010	Nine Months Ended September 30, 2010
Adjusted EBITDA, excluding certain items	$219	$356
Less: Non-vehicle related depreciation and amortization	24	70
Interest expense related to corporate debt, net (excluding debt extinguishment costs)	40	122

Income before income taxes, excluding certain items	155	164

Less certain items:
Early extinguishment of debt	—	40
Restructuring charges	6	9
Acquisition-related expenses	5	8
Litigation costs	—	1

Income before income taxes	144	106
Provision for income taxes	54	28

Net income	$90	$78

Reconciliation of net income, excluding certain items to net income :

Net income, excluding certain items	$97	$113
Less certain items, net of tax:
Early extinguishment of debt	—	24
Restructuring charges	4	5
Acquisition-related expenses	3	5
Litigation costs	—	1

Net income	$90	$78

Earnings per share, excluding certain items (diluted)	$0.78	$0.94

Earnings per share (diluted)	$0.73	$0.66

Shares used to calculate Earnings per share, excluding certain items (diluted)	126.6	126.4

The accompanying press release and tables present Adjusted EBITDA, income before income taxes, net income and diluted earnings per share for the three and nine months ended September 30, 2009, excluding certain items. Table 1 presents income before income taxes, net income and earnings per share, excluding certain items. For the three months ended September 30, 2009, these items consisted of $18 million ($11 million, net of tax) for an adverse litigation judgment and $1 million ($1 million, net of tax) in restructuring charges. For the nine months ended September 30, 2009, these items consisted of (i) $18 million ($11 million, net of tax) for an adverse litigation judgment, (ii) $14 million ($9 million, net of tax) in restructuring charges and (iii) $1 million ($1 million, net of tax) for impairment of an investment.

We believe that the measures referred to above are useful as supplemental measures in evaluating the aggregate performance of the Company. We exclude restructuring-related expenses and the impairment of any investment as such items are not representative of the results of operations of our business for the three and nine months ended September 30, 2009.

Reconciliation of Avis Budget Group, Inc. Adjusted EBITDA, excluding certain items to net income:

	Three Months Ended September 30, 2009	Nine Months Ended September 30, 2009
Adjusted EBITDA, excluding certain items	$165	$229
Less: Non-vehicle related depreciation and amortization	26	71
Interest expense related to corporate debt, net	37	114

Income before income taxes, excluding certain items	102	44

Less certain items:
Litigation costs	18	18
Restructuring charges	1	14
Impairment	—	1

Income before income taxes	83	11
Provision for income taxes	26	9

Net income	$57	$2

Reconciliation of net income, excluding certain items to net income:

Net income, excluding certain items	$69	$23
Less certain items, net of tax:
Litigation costs	11	11
Restructuring charges	1	9
Impairment	—	1

Net income	$57	$2

Earnings per share, excluding certain items (diluted)	$0.65	$0.21

Earnings per share (diluted)	$0.54	$0.02

Shares used to calculate Earnings per share, excluding certain items (diluted)	104.5	103.4

Free Cash Flow

Represents Net Cash Provided by Operating Activities adjusted to reflect the cash inflows and outflows relating to capital expenditures and GPS navigational units, the investing and financing activities of our vehicle programs, asset sales, if any, and to exclude debt extinguishment costs. We believe that Free Cash Flow is useful to management and investors in measuring the cash generated that is available to be used to repurchase stock, repay debt obligations, pay dividends and invest in future growth through new business development activities or acquisitions. Free Cash Flow should not be construed as a substitute in measuring operating results or liquidity, and our presentation of Free Cash Flow may not be comparable to similarly-titled measures used by other companies. A reconciliation of Free Cash Flow to the appropriate measure recognized under GAAP is provided on Table 4.